Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Entravision Communications Corporation

Santa Monica, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-54438 and 333-125279) of Entravision Communications Corporation (“Company”) of our reports dated May 6, 2019, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding change in accounting method related to revenue. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

/s/ BDO USA, LLP

Los Angeles, California

May 6, 2019